December 1, 2010
Will Hogoboom
2701 Van Hise Avenue
Madison, WI 53705

Dear Will:

1.
Services.  ZBB Energy Corporation, a Wisconsin corporation (the "Company"), wishes to formalize the change in your services as an independent contractor, commencing December 1, 2010 (your "Start Date"). You will provide services to the Company in the capacity of Interim CFO. You will report to Eric Apfelbach, CEO. This letter will constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide (the "Agreement").

2.
Compensation.  As consideration for your services and other obligations, you will be paid a rate of $7,885 bi-weekly for assuming the full time role.  The fees will be prorated for the first and final fee period based on the number of days in such period.

3.
Stock Option. You will be granted an option to purchase 50,000 shares (subject to the terms of the 2010 Omnibus Incentive Plan) with an exercise price equal to the closing price of ZBB’s common stock on the NYSE Amex on the date of your appointment. These options will vest in equal monthly increments over a three year period beginning on your grant date.

4.
Expenses.  You will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you at the request of the Company in connection with your services under this Agreement; provided that you supply the Company with receipts for such expenses and obtain prior approval of the Company for any expenses. In addition, the Company will reimburse you for up to two Continuing Education sessions per year that are directly related to your service as CFO and your status as a CPA.

5.
Description of Work.  You will provide services consistent with those of a Chief Financial Officer and Controller, including but not limited to SEC reporting, financial statement preparation and review, financial analysis and reporting, cash management, presentation to the Board of Directors, special analyses and project work as required.

6.
Consultant.  Nothing in this Agreement shall in any way be construed to constitute you as an employee of the Company. You will have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company. Instead, your relationship with the Company will be that of an independent contractor performing the services described above. The Company will not make deductions from payments made to you for taxes. You acknowledge and agree that you are obligated to report as income all consideration that you receive under this Agreement, and you acknowledge and agree to pay all self-employment and other taxes thereon. You acknowledge that as an independent contractor, you will not be eligible for any paid time off. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from your being determined not to be an independent contractor.

7.
Indemnification.  The Company shall indemnify you in your capacity as the contract Chief Financial Officer of the Company to the same extent to which you would be entitled under the By-Laws of the Company as if you were an Officer and/or Employee (as such terms are defined in the By-Laws) of the Company.

8.
D&O Insurance.  To the extent the Company has directors' and officers' liability insurance ("including entity coverage") and/or errors and omissions liability insurance in effect, the Company will provide such insurance coverage for you, including tail coverage.

9.
Confidentiality.  Prior to commencing performance of the services defined above, you will execute and deliver to the Company the Confidential Information and Intellectual Property Assignment Agreement attached hereto as Exhibit A. Furthermore the existence of this Consulting Agreement is also considered confidential and is not to be disclosed to any third party.

10.
Conflicting Agreements.  You represent that your performance of all the terms of this Agreement and the Confidential Information and Intellectual Property Assignment Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to this Agreement with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous Company or others. You agree not to enter into any agreement either written or oral in conflict with the provisions of this Agreement.

11.
Non-compete.  You agree that for the duration of this Agreement, you will not engage in any activity with any organization that produces products, technology or services that may be construed by a reasonable party to be in competition with those products, technology or services produced by ZBB Energy Corporation.

12.	Delegation and Assignment Prohibited. You may not delegate any duties or assign any rights under this Agreement without the express prior written consent of the Company.

13.
Termination.  This agreement can be terminated with 60 day written notice by either party. In the case of Company termination, the first 30 days will consist of transition work, and the remaining 30 day period will be severance.

14.	Amendment. This agreement may be amended at anytime in writing signed by you and the Company.

15.
Notices.  All notices, requests and other communications called for by this Agreement will be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at N93 W14475 Whittaker Way, Menomonee Falls, WI, or other addresses as either party specifies to the other.

16.	Governing Law. The validity, performance and construction of this Agreement will be governed by the laws of the State of Wisconsin.

17.	Entire Agreement. This Agreement is the entire agreement and supersedes any prior consulting or other agreements between you and the Company with respect to the subject matter hereof.

18.
Approvals.  You represent that you have received all consents and approvals of third parties, required as a condition to the execution of this Agreement or the performance of the services prescribed herein.

Signature Page Follows

AGREED and APPROVED:

ZBB Energy Corporation

By:	/s/ Eric Apfelbach
	Eric Apfelbach, CEO	December 1, 2010

AGREED AND ACCEPTED:

By:	/s/ Will Hogoboom
	Will Hogoboom, CPA	December 1, 2010

EXHIBIT A

CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

[use standard company agreement]